Exhibit 99.2

Our Company

We are one of the world’s largest manufacturers of ground-mounting systems used in solar energy projects. Our principal product is an integrated system of steel supports, electric motors, gearboxes and electronic controllers commonly referred to as a single-axis “tracker.” Trackers move solar panels throughout the day to maintain an optimal orientation to the sun, which significantly increases their energy production. Solar energy projects that use trackers generate up to 25% more energy and deliver a 21% lower levelized cost of energy than projects that use “fixed tilt” mounting systems, according to BloombergNEF. Trackers represent approximately 10% of the cost of constructing a ground-mounted solar energy project, and an estimated 86% of all ground-mounted solar energy projects constructed in the U.S. during 2020 utilized trackers according to IHS Markit and Wood Mackenzie”. From our inception through September 30, 2021 we have shipped 30.7 gigawatts of trackers globally, including 27.6 gigawatts to U.S. customers.

Our trackers use a patented design that allows one motor to drive multiple rows of solar panels through articulated driveline joints. To avoid infringing on our U.S. patent, our competitors must use designs that we believe are inherently less efficient and reliable. For example, our largest competitor’s design requires one motor for each row of solar panels. As a result, we believe our products have greater reliability, lower installation costs, reduced maintenance requirements and competitive manufacturing costs. Our core U.S. patent on a linked-row, rotating gear drive system does not expire until February 5, 2030.

We sell our products to engineering, procurement and construction firms that build solar energy projects and to large solar developers, independent power producers and utilities, often under master supply agreements or multi-year procurement contracts. In 2020, we derived 92% and 8% of our revenues from customers in the U.S. and rest of the world, respectively. As of September 30, 2021, we had executed contracts and awarded orders (which we define as orders where we are in the process of documenting a contract, but for which a contract has not yet been signed) of approximately $1,005 million representing a 35% increase from the same period last year.

We are a U.S. company and our headquarters and principal manufacturing facility are in Albuquerque, New Mexico.

Recent Developments

Acquisition of STI

On November 10, 2021, we entered into a definitive agreement (the “STI Purchase Agreement”) with Amixa Capital, S.L. and Aurica Trackers, S.L. (the “Sellers”) to acquire 100% of the share capital of Soluciones Técnicas Integrales Norland, S.L. and its subsidiaries (collectively, “STI” and such transaction, the “STI Acquisition”), for 13.9 million shares of our common stock (the “STI Stock Consideration”) and €341.7 million in cash, subject to certain adjustments (the “STI Cash Consideration”). The Sellers will also receive additional cash consideration payable in 2022 in an amount equal to four times the difference between STI’s Earnings Before Interest, Taxes, Depreciation and Amortization for the year ended December 31, 2021 and €47.0 million up to a maximum of €55.0 million.

According to Wood Mckenzie, STI is the leading provider of trackers in Brazil and a top three provider in Spain by megawatts sold. STI has shipped or been awarded orders (which it defines as orders where it is in the process of documenting a contract, but for which a contract has not yet been signed) for over 12 gigawatts of trackers from the Company’s inception through September 30, 2021 and STI had executed contracts and awarded orders of approximately $416 million (as of September 30, 2021).

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF STI

The following table sets forth the summary historical consolidated financial information of STI for the dates and periods indicated.

The summary consolidated income statement and consolidated cash flows data set forth below for the year ended December 31, 2020, and the summary historical consolidated balance sheet data set forth below as of December 31, 2020 are derived from the audited consolidated financial statements under the Spanish General Chart of Accounts (“Spanish GAAP”) for that period contained elsewhere in this offering memorandum. STI’s summary historical financial information for the six months ended June 30, 2021 and as of June 30, 2021 has been derived from STI’s unaudited consolidated financial statements under Spanish GAAP, which are included in this offering memorandum. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

This “Summary Historical Consolidated Financial Information of STI” section should be read in conjunction with the information contained in “Unaudited Pro Forma Condensed Combined Financial Information,” “Capitalization,” and “Summary—Recent Developments—Acquisition of STI” included herein, and the historical audited and interim consolidated financial statements and the accompanying notes included herein.

	Six months ended June 30, 2021 (EUR in thousands)	Year ended December 31, 2020 (EUR in thousands)
Consolidated Income Statement Data:
Net turnover	€73,161	€199,822
Operating income	15,478	42,202

Result before tax	15,493	39,959

Result for the period/year	11,852	29,158

Consolidated Cash Flows Data:
Cash flows from operating activities	€(14,918)	€26,262
Cash flows from investing activities	(590)	(1,622)
Cash flows from financing activities	10,123	(5,030)
Consolidated Balance Sheet data (at period end):
Cash and cash equivalents	€37,157	€42,544
Total assets	127,473	83,727
Total liabilities	83,558	53,692
Net equity	43,915	30,035
Other Financial Data (unaudited):
EBITDA (1)	€16,345	€40,630
Adjusted EBITDA (1)	€15,560	€42,345

(1)

STI defines EBITDA as results for the period/year plus: (1) income tax; (2) net interest expenses; and (3) amortization and depreciation. STI defines Adjusted EBITDA as EBITDA plus: (1) exchange differences (2) variation in the fair value of financial instruments and (3) excess provisions. STI does not use the same definition for EBITDA and Adjusted EBITDA as Array. EBITDA and Adjusted EBITDA are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. STI presents EBITDA and Adjusted EBITDA because STI believes both metrics assist investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance. Among other limitations, EBITDA and Adjusted EBITDA do not reflect certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in STI’s industry may calculate EBITDA and Adjusted EBITDA differently than we do, which limits their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. STI compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis.

The following table reconciles STI’s net income to EBITDA and Adjusted EBITDA for the year ended December 31, 2020, and the six months ended June 30, 2021:

	Six months ended June 30, 2021 (EUR in thousands)	Year ended December 31, 2020 (EUR in thousands)
Results for the period/year	€11,852	€29,158
Net interest expenses	581	229
Income tax	3,641	10,801
Amortization and depreciation	271	442

EBITDA (unaudited)	€16,345	€40,630

Exchange differences	(824)	2,596
Variation in fair value of financial instruments	228	(581)
Excess provisions	(189)	(300)

Adjusted EBITDA (unaudited)	€15,560	€42,345

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information of Array and STI give effect to the STI Acquisition and issuance of the Convertible Senior Notes and Preferred Shares as if they had occurred on or as of the dates and for the periods indicated.

The unaudited pro forma combined balance sheet as of June 30, 2021 reflects the STI Acquisition as if it occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, reflect the STI Acquisition as if it occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for the STI Acquisition, which is dependent upon certain valuations that have yet to be performed. As such, for purposes of the unaudited pro forma condensed combined financial information, Array has estimated the fair value of assets acquired and liabilities assumed. Array will finalize these amounts as it obtains the information necessary to complete the measurement process. Once a valuation of assets acquired and liabilities assumed has been completed, the resulting fair value determinations will result in changes in the values assigned to the assets acquired and liabilities assumed. Such changes may have a significant impact on the pro forma amounts of total assets, total liabilities and equity, depreciation and amortization expenses, interest expenses and income tax expenses.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and does not purport to represent what our financial position or results of operations actually would have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period.

The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Risk Factors,” “Summary—Recent Developments—Acquisition of STI,” “Summary Historical Consolidated Financial Information of Array,” “Summary historical consolidated financial information of STI,” “Use of Proceeds,” as well as Array’s and STI’s audited and unaudited consolidated financial statements included in this offering memorandum.

The consummation of the STI Acquisition remains subject to satisfaction of customary closing conditions. See “Summary—Recent Developments—Acquisition of STI.”

	Combined Company Pro Forma
	Six months ended June 30, 2021	Year ended December 31, 2020
($ in thousands)	(unaudited)
Statement of Operations Data:
Revenues	$536,872	$1,100,659
Cost of Revenues	437,612	$834,357

Gross profit	$99,260	$266,302

Operating expenses:
General and administrative	49,426	82,138
Contingent consideration	135	26,441
Depreciation and amortization	23,479	138,614
Total operating expenses	73,040	247,193

Income from operations	$26,220	$19,109

Other expense:
Other expense, net	(182)	(4,865)
Interest expense	(16,852)	(17,512)
Total other expense	(17,034)	(22,377)
Income before income tax expense (benefit)	9,186	(3,268)
Income tax expense (benefit)	(3,331)	(7,077)

Net income	$12,517	$3,809

Preferred Dividends and accretion	(7,310)	(13,388)

Net income (loss) to common shareholders	5,207	(9,579)

Combined Company Pro Forma
Select Balance Sheet Data:	Six months ended June 30, 2021
Cash and cash equivalents	$14,306
Total assets	1,399,249
Total liabilities	1,122,889

	Combined Company Pro Forma
Other Financial Data:	Six months ended June 30, 2021	Year ended December 31, 2020
Pro Forma Adjusted EBITDA	$74,055	$212,560

We define Pro Forma Adjusted EBITDA as, on a pro forma basis for the consummation of the STI Acquisition and the transactions contemplated hereby, net loss plus (i) STI’s results for the period presented, (ii) interest expense, net (iii) STI’s financial expenses, net (iv) other expense, net, (v) income tax provision (benefit), (vi) depreciation and amortization, (vii) STI Amortization and depreciation, (viii) equity based compensation, (ix) contingent consideration, (x) ERP implementation costs, (xi) legal expense, (xii) STI exchange differences, (xiii) STI variation in fair value of financial statements, (xiv) STI excess provisions, and (xv) other costs.

Pro Forma Adjusted EBITDA is intended as a supplemental measure of performance that is neither required by, nor presented in accordance with, GAAP. We present Pro Forma Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Among other limitations, Pro Forma Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; does not reflect income tax expense or benefit; and other companies in our industry may calculate Pro Forma Adjusted EBITDA differently than we do, which limits their usefulness as comparative measures.

Because of these limitations, Pro Forma Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Pro Forma Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net income (loss) to Pro Forma Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net income (loss) to Pro Forma Adjusted EBITDA for the year ended December 31, 2020 and the six months ended June 30, 2021:

	Pro Forma
($ in thousands)	Six months ended June 30, 2021	Year ended December 31, 2020
Net loss	$(1,773)	$(29,481)
STI Results for the period/year	14,290	33,290
Interest expense, net	16,852	17,512
STI Financial expenses, net	700	260
Other expense, net	182	4,865
Income tax provision (benefit)	(3,331)	(7,077)
STI Income tax	4,387	12,324
Depreciation and amortization	24,794	141,057
Equity based compensation	12,031	4,809
Contingent consideration(a)	135	26,441
ERP implementation costs(b)	—	1,946
Legal expense(c)	143	1,068
STI Exchange differences(d)	(993)	2,962
STI Variation in fair value of financial instruments(d)	275	(663)
STI Excess provisions(d)	(228)	(342)
Other costs(e)	6,591	3,589

Adjusted EBITDA	$74,055	212,560

(a)

Represents the change in fair value of contingent consideration from Array’s acquisition of Array Technologies Patent Holdings Co., LLC (“Patent LLC”). See “Notes to Consolidated Financial Statements—13. Commitments and Contingencies—Contingent Consideration,” included in our Annual Report.

(b)	Represents consulting costs associated with Array’s enterprise resource planning system implementation.

(c)

Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgment has been entered in Array’s favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. Array considers these costs not representative of legal costs that it will incur from time to time in the ordinary course of its business.

(d)	See the historical financial statements of STI included elsewhere in this offering memorandum.
(e)

For the nine months ended September 30, 2021, other costs represent (i) $6.7 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) Certain costs associated with our IPO and Follow-on Offering of $1.9 million, (iii) $1.7 million of certain costs related to M&A activities (iv) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.3 million. For the nine months ended September 30, 2020, other costs represent (i) Certain professional fees & payroll related costs Array does not expect to incur in the future of $0.3 million. For the year ended December 31, 2020, other costs represent (i) certain costs associated with Array’s IPO and the Initial Follow-On Offering of $3.5 million and, (ii) costs associated with our initial board of directors’ search for $0.1 million. For the year ended December 31, 2019, other costs represent (i) consulting fees for certain accounting, finance and IT services of $2.6 million and (ii) $0.2 million for the executive consulting costs. For the year ended December 31, 2018, other costs represent consulting fees for certain accounting, finance and IT services of $3.6 million.